Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

JANEL WORLD TRADE, LTD.

The Corporation was incorporated under the name "Wine Systems Design, Inc." by the filing of its original Articles of Incorporation with the Secretary of State of Nevada on August 31, 2000. The Articles of Incorporation were amended by the filing of a Certificate of Amendment of Articles of Incorporation with the Secretary of State of Nevada on July 3, 2002, which changed the name of the Corporation to "Janel World Trade, Ltd.," and set the total number of authorized shares of $.001 par value Common Stock at Two Hundred Twenty Five Million (225,000,000) shares.

This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 78.385 and 78.390 of the Nevada Revised Statutes. Holders of approximately 71% of the outstanding capital stock of the Corporation entitled to vote with respect to approval and adoption of an amended and restated certificate of incorporation have duly approved and adopted the Amended and Restated Certificate of Incorporation of the Corporation, as set forth herein.

ARTICLE 1: NAME. The name of the Corporation is:

JANEL WORLD TRADE, LTD.

ARTICLE 2: ADDRESS. The address of the resident agent of this Corporation in this State is do United Corporate Services, Inc., 202 South Minnesota Street, in the City of Carson City, County of Carson City, State of Nevada 89703 and the name of the resident agent at said address is United Corporate Services, Inc. This Corporation may maintain an office, or offices, in such other place or places within or without the State of Nevada as may be from time to time designated by the Board of Directors, or by the Bylaws of the Corporation

ARTICLE 3: PURPOSE. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the corporation laws of the State of Nevada.

ARTICLE 4: CAPITAL STOCK. The Corporation shall be authorized to issue the following shares:

Class	Number of Shares	Par Value
COMMON	225,000,000	$.001
PREFERRED	5,000,000	$.001

The designations and the powers, preferences and rights, and the qualifications or restrictions thereof are as follows:

The Preferred shares shall be issued from time to time in one or more series, with such distinctive serial designations as shall be stated and expressed in the resolution or resolutions providing for the issuance of such shares as adopted by the Board of Directors; the Board of Directors is expressly authorized to fix the number of shares of each series, the annual rate or rates of dividends for the particular series, the dividend payment dates for the particular series and the date from which dividends on all shares of such series issued prior to the record date for the first dividend payment date shall be cumulative, the redemption price or prices for the particular series, the voting powers for the particular series, the rights, if any, of holders of the shares of the particular series to convert the same into shares of any other series or class or other securities of the Corporation, with any provisions for the subsequent adjustment of such conversion rights, the rights, if any, of the particular series to participate in distributions or payments upon liquidation, dissolution or winding up of the Corporation, and to classify or reclassify any unissued preferred shares by fixing or altering from time to time any of the foregoing rights, privileges and qualifications.

All the Preferred shares of any one series shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all preferred shares shall be of equal rank, regardless of series, and shall be identical in all respects except as to the particulars fixed by the Board as hereinabove provided or as fixed herein.

By resolution of the Board of Directors of Janel World Trade, Ltd. pursuant to a provision in the Articles of Incorporation, the issue of a series of Preferred Shares of this Corporation designated as "Series A Convertible Preferred Stock" is limited to an issuance of not more than One Million (1,000,000) shares.

The capital stock, after the amount of the subscription price, or par value, has been paid in, shall not be subject to assessment to pay the debts of the Corporation.

i

ARTICLE 5: BOARD OF DIRECTORS. The governing board of this Corporation is the Board of Directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this Corporation, providing that the number of directors shall nor be reduced to less than three (3).

ARTICLE 6: DIRECTOR AND OFFICER LIABILITY. The personal liability of the directors of the Corporation to the Corporation or to its shareholders is hereby eliminated to the fullest extent permitted by Section 78.037 of the NRS. A director and officer of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except for liability (i) for acts or omissions that involve intentional misconduct, fraud or a knowing violation of law, or (ii) for authorizing any distribution in violation of Section 78.300 of the NRS. If the NRS is amended after approval by the stockholders ofthis Article to authorize corporate action further eliminating the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification. No amendment to the NRS that further limits the acts, omissions or transactions for which elimination or limitation of liability is permitted shall affect the liability of a director or officer for any act, omission or transaction which occurs prior to the effective date of such amendment.

ARTICLE 7: INDEMNIFICATION. The Corporation shall, to the fullest extent permitted by Section 78.751 of the NRS, as the same may be amended, supplemented or replaced from time to time, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Pursuant to said Section 78.751 of the NRS, the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation.

ARTICLE 8: DURATION. The period of duration of the Corporation shall be perpetual.

ARTICLE 9: BYLAWS. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend and repeal the Bylaws of the Corporation at any regular or special meeting of the Board or Directors or by written consent, subject to the power of the stockholders of the Corporation to adopt, amend or repeal any Bylaws.

ARTICLE 10: STOCKHOLDER MEETINGS. Meetings of stockholders may be held within or without the State of Nevada, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the NRS) outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE 11: AMENDMENTS: The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned Chief Executive Officer has executed these Amended and Restated Articles as of October 16, 2007.

JANEL WORLD TRADE, LTD., a Nevada corporation

/s/ James N. Jannello
James N. Jannello, Executive Vice President and
Chief Executive Officer

ii